March 21, 2007

The Tradeshow Marketing Company, Ltd.
Mr. Bruce Kirk
4550 East Cactus Rd, Suite 220
Phoenix, Arizona

Re:        The Tradeshow Marketing Company, Ltd.
Registration Statement - Form 10-SB

Dear Mr. Kirk:

This firm has been retained as special outside counsel for the purposes of rendering this opinion (the “Opinion Letter”) for The Tradeshow Marketing Company Ltd. (the “Corporation”), a Nevada corporation with respect to its incorporation and continued Good Standing with the Nevada Secretary of State. This Opinion Letter is furnished to you regarding these matters as they relate and pertain to the Form 10-SB, as amended, filed by the Corporation with the Securities & Exchange Commission (the “Commission”).

In connection with our representation of the Corporation, we have reviewed the Corporation’s Articles of Incorporation, Bylaws, board resolutions and such other documents and reports as we have deemed necessary to verify the Corporation’s Good Standing status in the State of Nevada.

In addition, in rendering this Legal Opinion, we have reviewed and are relying on the following documents:

A.	Form 10-SB filed with the Commission on September 1, 2005, as amended;

B.	Articles of Incorporation;

C.	Bylaws; and

D.	A review of necessary documentation confirming that the Corporation is duly incorporated in the State of Nevada and validly existing as of December 15, 2006.

Based on the foregoing, and in reliance on and subject to the assumptions, qualifications, exceptions and limitations set forth in this Opinion Letter, we are of the opinion that:

1.
The Corporation is duly organized and validly existing under the laws of the State of Nevada. The Corporation has all requisite power and authority to own and operate its business as presently conducted and to own and hold the assets and properties used in connection therewith;

2.	To our knowledge, there is no litigation or legal proceeding pending or threatened against or adversely affecting the Corporation;

3.	The Corporation's authorized capital stock has been duly authorized.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” therein. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

The opinion expressed above is subject to the following assumptions, exceptions and qualifications:

(a)
We have assumed that (i) all information in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof and (v) each natural person signing any document reviewed by us had the legal capacity to do so.

(b)
We have made no independent investigation as to the accuracy or completeness of any factual matters as represented to us or contained in the records, documents and certificates that we have reviewed in connection with the foregoing opinion.

(c)
The foregoing opinions relate only to matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction. We are attorneys admitted to practice in the States of New York, New Jersey and California. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Nevada. This opinion is rendered based upon our interpretation of existing law, and is not intended to speak with reference to standards hereafter adopted.

(d)	We are permitted to practice before the Securities and Exchange Commission and have not been prohibited from practice thereunder.

We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied from this opinion. The opinions expressed herein are given as of the date of this opinion, and we disclaim any obligation to advise you of any change in any matter set forth herein.

This Opinion Letter is provided to you as a legal opinion and not as a guarantee of the matters discussed herein.

Thank you for your attention to this matter.

Very truly yours,
STEADYLAW GROUP LLP

/s/ Luis Carrillo

Luis Carrillo